EXHIBIT 5.1

O’MELVENY & MYERS LLP

Times Square Tower

7 Times Square

New York, New York 10036

January 31, 2005

UAP Holding Corp.

7251 W. 4th Street

Greeley, CO 80634

Re:	Registration of Securities of UAP Holding Corp.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (as amended or supplemented, the “Registration Statement”) on Form S-4 (File No. 333-113345) of UAP Holding Corp., a Delaware corporation (the “Company”), in connection with the Company’s proposed offer (the “Exchange Offer”) to exchange up to $125,000,000 principal amount at maturity of the Company’s 10¾% Senior Discount Notes due 2012 that have been registered under the Securities Act of 1933, as amended (the “Securities Act;” such notes, the “Exchange Notes”) for a like principal amount at maturity of the Company’s outstanding 10¾% Senior Discount Notes due 2012 (the “Old Notes”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that the issuance of the Exchange Notes has been duly authorized by all necessary corporate action on the part of the Company, and upon delivery of the Exchange Notes in exchange for the Old Notes in accordance with the Exchange Offer and the Registration Rights Agreement dated as of January 26, 2004 among the Company and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc., as initial purchasers, when executed by the Company and upon the authentication of the certificate or certificates representing the Exchange Notes by a duly authorized signatory of the Trustee (as defined below) in accordance with the terms of the Indenture dated as of January 26, 2004 between the Company and JPMorgan Chase Bank, as trustee (the “Trustee”), the Exchange Notes will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York and the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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